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                             CONSULTANCY AGREEMENT

                                    between

                         UGT COMMUNICATIONS (EUROPE) AG
                                Baarerstrasse 75
                                      Zug

                                    ("UTE")

                                      and

                                  BIRAND LTD.
                         Business Centre, Victory House
                             Douglas / Isle of Man

                                    ("BLTD")

1) BLTD agrees to make available to the UTG Group (which consists of UTG Communications Inc. and its subsidiaries) the services of Mr. F.K. Wolff ("FKW") pursuant to the terms of this Agreement.

2) FKW shall provide the following services (the "Services") to UTE:

FKW shall act as an active member of the <<Management Committee>> (the <<MC>>) of the UTG Group and such Sub-Committees of the MC as shall be decided by the MC.

As a member of the MC shall, in particular, assume the following functions:

To develop, in close cooperation with the management, the business in Central and Eastern Europe (start up projects and/or cooperation with existing companies);

To search out and introduce companies in other European countries which are suitable as local and national partners;

To develop and source business relationships with other Telecom - related companies in order to sell company products or to negotiate joint venture projects.

3) It is anticipated that FKW will devote a least 15 working days per calendar month on the Services.

Activity plans will be decided in the meeting of the MC to which FKW will report.

4) BLTD shall be remunerated as follows for the Services:
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a)  UTE shall pay Consulting Fee of CHF 15,000.- per month.

The Consulting Fee is payable to the tune of CHF 10,000.- monthly, in arrears. The remaining CHF 5,000.- shall be due and payable when the the UTG Group has become cash flow positive, but no later than June 30, 1997.

b) UTE intends to pay to BLTD a special success fee for any completed major transaction brought to the UTG Group by FKW, the details of such success fee to be agreed, from time by the parties, both in terms of amount and payment modalities.

c) BLTD is responsible for any general business expenses of FKW
(Telecommunication, car, office space etc.)

d) UTE will, however, reimburse BLTD travel expenses (economy class on short and business class on long haul flights, medium level hotels).

If FKW can combine a trip in the interest of UTE with another mandate, the cost and traveling shall be shared equally between the two mandates.

All trips shall be previously decided in the MC.

5) BLTD undertakes to assure that FKW does not engage in any other business activity in the field of telecommunications which could be considered as in competition with the present activities of the UTG Group or which could create a conflict of interest for FKW.

6) This Agreement is entered into with effect to September 1, 1996 for an initial period ending on August 31, 1997. It will be deemed extended tacitly for subsequent periods of six months if it is not terminated, in writing, by either party three months before the end of the initial period or any such extension periods.

7) This Agreement is subject to Swiss law.

Any dispute arising hereunder or in connection herewith shall be submitted to the ordinary courts of the City of Zug/Switzerland.


BIRAND LTD                             UGT COMMUNICATIONS (EUROPE) AG



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